Fund Name	Nov-13	Dec-13	Jan-14	FYQ1
Transamerica Capital Growth	$ 3.54	$ 9.66	$ 26.79	$ 39.99
Transamerica Growth Opportunities	$ 183.54	$ 128.23	107.55	$ 419.32
$ 459.31

Fund Name	Feb-14	Mar-14	Apr-14	FYQ2
Transamerica Capital Growth	$ 6.08	$ 123.33	$ 297.46	$ 426.87
Transamerica Growth Opportunities	$ 51.84	$ 251.65	$ 870.92	$ 1,174.41
$ 1,601.28

Fund Name	May-14	Jun-14	Jul-14	FYQ3
Transamerica Capital Growth	$ 178.83	$ 319.85	$ -	$ 498.68
Transamerica Growth Opportunities	$ 111.68	$ 63.80	$ 13.63	$ 189.11
$ 687.79

Fund Name	Aug-14	Sep-14	Oct-14	FYQ4
Transamerica Capital Growth	$ 5.99	$ 156.14	$ 205.61	$ 367.74
Transamerica Growth Opportunities	$ 131.28	$ 396.89	$ 201.76	$ 729.93
$ 1,097.67

Fund Name	Annual Total
Transamerica Capital Growth	$ 1,333.28
Transamerica Growth Opportunities	$ 2,512.77
$ 3,846.05